LICENSE AGREEMENT

This License Agreement (this "Agreement") is made effective as of July 19, 2004  between Darryl Kenneth Cozac, of 702, 505-4th Street SW Calgary, Alberta, and Sprout Development Inc., of 702, 505-4th Street SW Calgary, Alberta.

In the Agreement, the party who is granting the right to use the licensed property (the “Software” will be referred to as "Mr. Cozac", and the party who is receiving the right to use the licensed property will be referred to as “Sprout Development Inc.".

The parties agree as follows:

1.  GRANT OF LICENSE.   Mr. Cozac owns the divorced-parent, child-time-management software concept (the “Concept”). In accordance with this Agreement, Mr. Cozac grants Sprout Development Inc. an exclusive perpetual license to use the Concept to develop and license the Software.  Mr. Cozac retains title and ownership of the Concept and the Software.

2.  PAYMENT   Sprout Development Inc. will issue to Mr. Cozac 13,990,000 shares of Sprout Development Inc. in return for the exclusive license. There are no royalties or any fees whatsoever payable by Sprout Development Inc. to Mr. Cozac or any other party.

3.  WARRANTIES.  There are no warranties.

4.  TRANSFER OF RIGHTS.  This Agreement shall be binding on any successors of the parties.  Either party shall have the right to assign its interests in this Agreement to any other party.

5.  TERMINATION.  This Agreement may be terminated by mutual agreement of parties.

6.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

10.  AMENDMENT.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

11.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

12.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the Province of Alberta.

Licensor:

Mr. Cozac

By:

/s/ Darryl Cozac

Licensee:

Sprout Development Inc.

By:

/s/ Darryl Cozac